UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/19/2008

QUAKER CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12019

Pennsylvania	23-0993790
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428
(Address of principal executive offices, including zip code)

610-832-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2008, the Compensation/Management Development Committee of the Board of Directors (the "Compensation Committee") of Quaker Chemical Corporation (the "Company") approved amendments to the Change in Control Agreement between the Company and Mark A. Featherstone, the Company's Vice President, Chief Financial Officer and Treasurer (the "Featherstone Agreement"). The amendments increase the multiple applicable to Mr. Featherstone's severance benefits in the event of his termination by the Company without "Cause" or resignation by Mr. Featherstone for "Good Reason" (in each case as such term is defined in the Featherstone Agreement), in either case within two years following a change in control of the Company, from one to one and one-half if such termination occurs after December 31, 2008. Therefore, if such a termination or resignation occurs, Mr. Featherstone would be entitled to a severance allowance equal to one and one-half times the sum of (i) an amount equal to the highest annualized base salary which he was entitled to receive from the Company at any time during his employment and (ii) an amount equal to the average of the aggregate annual amounts paid to him under all applicable incentive compensation plans applicable to Mr. Featherstone over the three calendar years preceding the year in which the termination or resignation occurs (or, if Mr. Featherstone receives an annual incentive compensation plan payment in the calendar year of the termination or resignation, such year and the two preceding calendar years). If such a resignation or termination occurs after December 31, 2008, the duration of welfare benefits provided would also increase from twelve to eighteen months. In addition, the bonus payable would be based on Mr. Featherstone's target bonus, not the bonus earned. This change was made to align the Featherstone Agreement with the agreements in place for other officers of the Company. Technical changes to the Featherstone Agreement and Mr. Featherstone's Memorandum of Employment also were approved to amend the agreements to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). In addition, the Compensation Committee approved certain amendments to the Company's Deferred Compensation Plan (the "Deferred Compensation Plan") applicable to certain executives, primarily to bring the Deferred Compensation Plan into compliance with Section 409A.

Also on November 19, 2008, the Board of Directors of the Company approved amendments to the Company's (i) Directors' Deferred Compensation Plan, (ii) Supplemental Retirement Income Program, and (iii) Global Annual Incentive Plan and Long-Term Performance Incentive Plan (collectively, the "Benefit Plans"), primarily to bring each of the Benefit Plans into compliance with Section 409A. None of the changes made to bring the Benefit Plans, the Deferred Compensation Plan, the Featherstone Agreement or Memorandum of Employment into compliance with Section 409A affects the scope or amount of benefits a participant or Mr. Featherstone, respectively, is or will be entitled to receive under any Benefit Plan, the Deferred Compensation Plan, the Featherstone Agreement or the Memorandum of Employment. However, if payment of the benefit must be delayed for six months to comply with Section 409A, interest will be included with the first payment in certain circumstances.

Section 409A is the tax law enacted in 2004 governing "nonqualified deferred compensation" arrangements that imposes an additional tax and penalties on service providers (including employees and directors) if a covered arrangement does not comply with Section 409A. Although Section 409A's provisions have been in effect since 2005, final regulations under Section 409A were not issued until 2007 and companies must amend affected nonqualified deferred compensation plans by December 31, 2008 to ensure compliance

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: November 25, 2008	By:	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel
Vice President- Global Strategy, General Counsel and Secretary